UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 231-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreements for Named Executive Officers

On December 30, 2010, Radian Group Inc. (“Radian Group”) and its principal operating subsidiary, Radian Guaranty Inc. (“Radian Guaranty”) (Radian Group and Radian Guaranty each are referred to herein as the “Company”), entered into severance agreements (the “Agreements” and each an “Agreement”) with certain of the Company’s named executive officers (each, an “Executive”). As discussed below, the Agreements replace various existing agreements between the Company and the Executives as part of a new termination pay strategy for the Company. This strategy is designed with the primary purposes of: (1) responsibly tailoring termination payments based on executive positions and current market standards, (2) enhancing clarity regarding future potential severance payments to such named executive officers, (3) applying a more consistent approach to severance among the Company’s executive officers, (4) imposing certain restrictive covenants that are important to the Company, and (5) eliminating enhanced payouts based on an Executive’s termination in connection with a change-in-control of the Company.

Under the Agreement, if the Executive’s employment is terminated by the Company for any reason other than Cause or Disability (as such terms are defined in the Agreement) or by the Executive for Good Reason (as such term is defined in the Agreement), the Executive will be entitled to the following:

(i)	A percentage of the Executive’s annual base salary (either 100% or 150%) at the time of termination, which amount will be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)

For certain Executives, a percentage (either 100% or 150%) of the Executive’s Target Incentive Award (the “Target Incentive Award”) under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan, for the year in which the termination occurs, which amount will be paid in one lump sum payment on the thirtieth (30th) day following the termination date (the “STI/MTI Severance Payment”); and

(iii)

A prorated Target Incentive Award amount equal to the Executive’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is 365, which amount will be paid in one lump sum payment on the thirtieth (30th) day following the termination date.

In order to receive any severance amounts under the Agreement, the Executive must execute a general release of claims against the Company and its affiliates. The Agreement does not provide for accelerated vesting of equity awards granted to the Executive or for a tax gross up if amounts payable under the Agreement would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code. In addition, under the Agreement, the Executive has agreed not to compete with the Company and not to solicit the Company’s employees or customers for a period of time (either twelve (12) or eighteen (18) months, the “Restricted Period”) following termination of the Executive’s employment for any reason.

The following table highlights (i) the severance payments (excluding the prorated target incentive award payment) and Restricted Period for each Executive who is a party to the Agreements and (ii) the various prior agreements that were terminated in conjunction with each Executive entering into the new Agreements.

	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period

C. Robert Quint(1) Chief Financial Officer	150% of Base Salary	150% of Target Incentive Award	18 months

H. Scott Theobald(2) Chief Risk Officer, Radian Guaranty	100% of Base Salary	100% of Target Incentive Award	12 months

Lawrence DelGatto(3) Chief Information Officer	100% of Base Salary	—	12 months

(1)	The Change of Control Agreement between the Company and Mr. Quint, dated January 25, 1995 and as amended on December 8, 2008, was terminated as of the effective date of the Agreement.
(2)	The Severance Agreement between the Company and Mr. Theobald, dated January 16, 2009 and as amended on April 1, 2009, was terminated as of the effective date of the Agreement.
(3)	The Severance Agreement between the Company and Mr. DelGatto, dated August 8, 2008 and as amended on April 8, 2009, was terminated as of the effective date of the Agreement.

The Agreement also provides, consistent with the Company’s standard severance policy for senior executive officers, that: (i) the Company will reimburse the Executive for the monthly cost of continued health coverage for the Executive and his or her spouse and dependents under the Company’s health plan for the Restricted Period, and (ii) the Company will provide executive outplacement services for up to twelve (12) months after termination. The Agreements have an initial term ending on December 31, 2011 and will automatically renew for one (1) additional year unless the Company provides notice of nonrenewal at least 45 days prior written notice that the Agreements will not be extended.

The foregoing summary is not a complete description of the Agreements and is qualified in its entirety by reference to the full text of the Agreements, which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1*+	Form of Severance Agreement (including for C. Robert Quint and H. Scott Theobald).

10.2*+	Form of Severance Agreement (including for Lawrence DelGatto).

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: January 6, 2011	By:	/s/ Richard I. Altman
Richard I. Altman Chief Administrative Officer

Exhibit Index

Exhibit No.	Description

10.1*+	Form of Severance Agreement (including for C. Robert Quint and H. Scott Theobald).

10.2*+	Form of Severance Agreement (including for Lawrence DelGatto).

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.